THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

PATK - Q3 2013 Patrick Industries Incorporated Earnings Conference Call

EVENT DATE/TIME: OCTOBER 24, 2013 / 2:00PM GMT

THOMSON REUTERS

CORPORATE PARTICIPANTS

Julie Ann Kotowski *Patrick Industries - IR*

Todd Cleveland *Patrick Industries - President, CEO*

Andy Nemeth *Patrick Industries - CFO*

PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the third quarter 2013 Patrick Industries Inc. Earnings Conference Call. My name is Richard and I will be your operator for today's call. Please note that there will not be a question-and-answer session following the prepared remarks.

I would now like to turn the call over to Julie Ann Kotowski from Investor Relations. Please go ahead Ms. Kotowski.

Julie Ann Kotowski - *Patrick Industries - IR*

Good morning everyone, and welcome to Patrick Industries 2013 third quarter conference call. I am Julie Ann Kotowski, Patrick's Director of Investor Relations, and I am joined on the call today by Todd Cleveland, President and CEO; and Andy Nemeth, CFO. Please note that this call is made available to all interested parties at www.patrickind.com under "Investor Relations."

As you know, we published our earnings release earlier this morning. On the call today, we are going to discuss our third quarter and nine months 2013 results and provide an update on our business outlook and the markets that we serve. However, before we do so, it is my responsibility to inform you that certain statements made in today's conference call regarding Patrick Industries and its operations may be considered forward-looking statements under the securities laws.

As a result, I must caution you that there are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors are identified in our press releases, our Form 10-K for the year ended 2012, and in our other filings with the Securities and Exchange Commission.

Also, please note that certain financial measures we may use on this call, such as "Adjusted" net income and the related diluted earnings per share amounts are non-GAAP measures. We undertake no obligation to update these statements after this call. Copies of documents filed with the SEC may be obtained from the SEC or by visiting the Investor Relations section of our website.

I would now like to turn the call over to Todd Cleveland.

Todd Cleveland - *Patrick Industries - President, CEO*

Thank you, Julie Ann, and welcome to Patrick's first earnings conference call in its 54-year history. This morning I would like to briefly discuss the Company's third quarter and year-to-date results for the period ending September 29, 2013. Andy will then provide specific details on our financial performance, and I will conclude by providing an update on our business outlook in the major markets that we serve.

The Company continued to perform well during the quarter, with increased revenue, improved profitability, and gains in earnings per share. On the top line, we achieved net sales of $147 million in the third quarter, an increase of $34 million, or 30% over the prior year.

Our sales growth came from a 35% increase in revenue from the recreational vehicle, or RV industry, primarily in the core towable RV market, which is our primary market, and from increasing momentum we gained in the other two major markets we serve -- the manufactured housing or MH market, and the industrial market. Year to date, we reported net sales of $448 million, an increase of $117 million or 35% from 2012.

We are pleased to report that pretax income for the quarter improved by 29%, or $1.8 million from $6.6 million in 2012 to $8.4 million in 2013 and for the year to date, pretax income increased 68%, or $12.5 million from $18.2 million in 2012 to $30.7 million in 2013.

Our reported net income per diluted share for the third quarter was $0.51 compared to $0.60 in 2012, when we benefited from an effective tax rate of zero. For the first nine months of 2013, reported net income per diluted share was $1.76, compared to $2.32 in the prior year, which included a non-cash income tax credit of $0.62 per diluted share.

After adjusting for these tax items and certain special items that Andy will expand upon shortly, adjusted net income per diluted share would have been $0.49 in the third quarter of 2013 compared to $0.37 in the third quarter of '12. For the nine month periods, adjusted net income per diluted share would have been $1.72 in 2013 versus $1.14 in 2012.

Now I'll turn the call over to Andy who will provide additional comments on our financial results. Andy.

Andy Nemeth *- Patrick Industries - CFO*

Thanks, Todd. I would also like to welcome everyone to this conference call and review our financial results for the third quarter and first nine months of fiscal 2013.

For the third quarter, our net sales were $147 million, the highest third quarter sales level in the Company's history, representing a 30% increase over the third quarter of 2012. The increase was primarily attributable to increased RV market penetration, improved retail fixture and residential cabinet and furniture business in the industrial market, and an increase in wholesale unit shipments in the MH industry.

Additionally, the acquisitions completed in 2012, and most recently in 2013, were primarily RV market-based, and contributed to an increase in our RV market sales concentration in both the third quarter and the first nine months of 2013 compared to the prior period. In the third quarter of 2013, the Company's revenue from the RV industry represented 70% of our sales, compared to the third quarter of 2012 where our RV revenue concentration represented approximately 68% of total revenue.

Excluding the revenue contributions of the four acquisitions we completed in 2012, Decor Manufacturing, Gustafson Lighting, Creative Wood Designs, and Middlebury Hardwoods, and the three acquisitions we have completed thus far in fiscal 2013, Frontline Manufacturing, Premier Concepts, and West Side Furniture, we estimate organic growth in the third quarter of 2013 at 16% or approximately $18 million of the total revenue increase, which is comprised of growth resulting from market share gains of approximately 6% and growth tied to overall industry improvement of approximately 10%. The remaining $16 million of the revenue increase in the third quarter was attributable to the incremental contribution of the 2012 and 2013 acquisitions, which resulted in incremental growth of approximately 14%.

Through the first nine months, our revenues were up $117 million, or 35%, from $331 million in 2012 to $448 million in 2013, primarily attributable to the factors previously mentioned.

Turning to our gross margins for the quarter, gross margins were 14.9% during the quarter compared to 15.0% in the third quarter of 2012. Seasonal factors consistent with recent years, including changing production schedules related to the fall dealer show season, competitive market conditions, and fluctuating commodity prices in certain raw materials, reduced our third quarter gross margin when compared to the second quarter.

Year to date, the gross margin of 15.5% in 2013 was up slightly from the 15.4% reported in 2012, reflecting increased revenues relative to our fixed overhead cost, the positive contribution of margin management, the acquisitions completed in 2012 and 2013, and organic revenue growth.

Consistent with prior year seasonal patterns, we expect our gross margin for the fourth quarter of 2013 to be lower than that reported in the third quarter, and to increase compared to the margins reported in the fourth quarter of 2012 primarily as a result of seasonal factors, including generally lower organic sales levels which primarily impact labor and overhead absorption costs including holiday shutdown schedules, and physical inventories at our plants, among others.

Operating expenses were 8.8% of net sales in the third quarter of 2013 and 8.3% year to date. We expect that operating expenses in the fourth quarter of 2013 will trend as similar percentage to net sales in the first nine months of 2013 accounting for seasonal factors.

Operating income increased $1.7 million or 22.8% in the third quarter of 2013 compared to the prior year, primarily due to the positive contribution of both organic and acquisition-related revenue growth and ongoing organizational and process changes.

A decrease in the operating margin to 6.1% in the current year quarter from 6.5% in the third quarter of 2012 primarily reflected certain operating inefficiencies due to the impact of the seasonality factors I previously described. On a year to date basis, operating income increased almost $10 million or 44% to $32 million in 2013 from $22 million in 2012. Operating margins for the year to date of 7.2% were up from 6.8% in the prior year.

Net income comparisons year over year include adjustments for tax and special items. As reported under GAAP, net income in the third quarter of 2013 was $5.5 million or $0.51 per diluted share, compared to $6.6 million or $0.60 per diluted share in the prior year. Exclusive of the recovery of a receivable previously reserved for, adjusted net income in the third quarter of 2013 would have been $5.3 million or $0.49 per diluted share. As Todd mentioned earlier, our effective tax rate in the third quarter of 2012 was zero.

Assuming the same effective tax rate in the 2012 quarter as was recorded in the third quarter of 2013 and adjusting 2012 to exclude a gain related to mark-to-market accounting for common stock warrants and a gain on the sale of fixed assets, adjusted net income in the third quarter of 2012 would have been $4.0 million or $0.37 per diluted share.

For the first nine months of 2013, net income was $19.0 million or $1.76 per diluted share. Exclusive of the receivable recovery and a gain on the sale of fixed assets, adjusted net income would have been $18.6 million or $1.72 per diluted share. In the 2012 nine-month period, net income of $24.9 million or $2.32 per diluted share included the positive impact of a non-cash income tax credit of $6.7 million or $0.62 per diluted share related to the reversal of the valuation allowance against our deferred tax assets.

Exclusive of this non-cash tax credit, as well as a non-cash charge related to stock warrant accounting and a gain on the sale of fixed assets and the acquisition of a business, and assuming the same effective tax rate in the 2012 period as was reported in the nine months of 2013, adjusted net income in the nine months of 2012 would have been $12.2 million or $1.14 per diluted share.

In the first two quarters of 2013, we fully utilized the remaining gross federal tax net operating loss carry forward we had at the end of 2012 of $9.8 million. In addition, at September 29, 2013, the state NOLs remaining were approximately $5.5 million compared to the $12.6 million of state NOLs remaining at December 31, 2012.

While the Company recorded income taxes at an estimated full year effective tax rate of 38% in the first nine months of 2013, the federal and state NOLs were used to partially offset the cash portion of the income tax provision for 2013. In 2013, as a result of fully utilizing the federal NOL carry forward, the Company once again resumed making quarterly estimated tax payments consistent with its expected annual 2013 federal and state income tax liability.

I am now going to shift gears and briefly discuss our balance sheet and cash flows. To meet our current and projected operating needs, as well as to improve operating efficiencies, our capital expenditures for the first nine months of 2013 were $5.2 million, which includes costs related to the continued replacement of our ERP system, equipment upgrades to ensure that our facilities have the capacity, capabilities and technology to facilitate our growth plans, and other strategic capital and maintenance improvements.

In October 2013, we completed the purchase of one of our distribution facilities that had previously been operating under a lease agreement, for approximately $1.7 million. The current capital plan for fiscal year 2013 includes expenditures approximating as much as $10 million.

The year-over-year increase in inventory levels is attributable to the acquisitions completed in the fourth quarter of 2012 and those completed in fiscal 2013 as well as increased demand levels in our end markets.

In terms of our debt, we were in compliance with all three of the financial covenants included in our credit agreement for the first nine months of 2013 and the unused availability under our credit facility as of the end of the third quarter, including cash on hand, was approximately $26.1 million.

A $17 million increase in our total debt level to $63 million at September 29, 2013 from $46 million at June 30, 2013, primarily reflected borrowings to finance the purchase of three businesses we acquired in the month of September, as well as the timing difference between customer cash collections at the end of the quarter and the application of this cash to repay our revolver.

Assuming this cash amount of $10.5 million had been applied to reduce our revolver, adjusted net debt at September 29, 2013 was approximately $52.5 million. The refinancing of our credit facility in October 2012 has continued to result in a decline in our effective interest rate, and we have treasury management targets in place to minimize our interest expense in 2013, net of the impact of any acquisitions.

And finally, as you will recall, in February of this year, our Board of Directors authorized a stock repurchase program for purchasing up to $10 million of the Company's common stock over the following 12-month period. As of October 23, 2013, we have repurchased 407,330 shares at an average price of $14.92 per share for a total cost of approximately $6.1 million. We may continue to repurchase shares from time to time in the open market based on market conditions.

That completes my remarks. Todd.

Todd Cleveland - *Patrick Industries - President, CEO*

Thanks, Andy. Turning to our outlook for the fourth quarter of 2013 for our markets, we expect to continue to see overall quarter-over-quarter revenue growth for the remainder of the year, exclusive of revenue contribution of the acquisitions completed in September of this year. This growth will be lower than the rates of the first nine months of 2013 because the last quarter of 2012 reflected a proportionally greater revenue contribution from acquisitions completed in 2012.

One of the means by which we measure growth in the RV industry is by number of wholesale units that the industry ships to dealers. Based on actual RV shipments for the months of July and August and the Company's estimate for the month of September, we estimate that RV shipments rose 10% in the third quarter over the prior period and 12% for the first nine months.

We are anticipating continued steady growth in this market and further believe that RV dealers have the capacity to carry additional inventory necessary to support the growth.

The manufactured housing or MH market experienced typical sales activity in the first nine months of 2013. We estimate that wholesale unit shipments rose approximately 9% in the third quarter and 6% in the nine months. While we do not anticipate significant growth in these markets, there is an opportunity for moderate growth, with limited downside risk in the near term.

Our sales to the industrial market sector, which is primarily tied to the residential housing and commercials and retail fixture markets, accounted for approximately 12% and 11% of our third quarter and nine months 2013 sales, respectively. We believe the housing industry is poised for future growth. Our sales to these markets generally lag new residential housing starts by approximately six to nine months.

While there remains general uncertainty related to the strength of the overall economic recovery, particularly in light of the U.S. government shutdown, the three primary markets that we serve have experienced steady growth in the first nine months of 2013, which we expect to continue during the remainder of 2013 for the full year seasonal patterns tracking trends consistent with prior year.

On a seasonal basis, we saw some softening in the third quarter as we expected. While our sales to the RV industry have historically been strongest in the second and third quarters, in recent years we have seen a change of seasonal patterns in the RV industry, with sales activity shifting from the third to the fourth quarter.

This is primarily due to the addition of major RV manufacturer open houses for dealers occurring in September and October timeframe, whereby dealers are delaying purchases until new product lines are introduced at these shows. The strong momentum created in the RV industry during the RV manufacturer open house held recently in the surrounding Elkhart County area, provided a great indication to us and our customers of continued strong industry demand.

In conjunction with our strategic initiatives, we acquired three new businesses in 2013, namely, Frontline Manufacturing, Premier Concepts, and West Side Furniture. The acquisitions of these businesses have allowed us to expand our presence and market share, particularly in the RV and Industrial markets, and provide a channel for us to introduce new, innovative product lines that complement our core competencies.

For example, West Side Furniture, started back in 1959 as a family-owned business, has been through several generations of leadership. The current owners were looking to retire and were excited to partner with Patrick as they felt our industry expertise and Customer First approach were a great fit to continue on the legacy they had built in the wholesale furniture business. Consistent with our acquisition strategy, we are excited to allow the entrepreneurial spirit of each of our acquired businesses to continue to thrive while we provide the capital and administrative support, and operational support where needed, to allow each business owner to concentrate on high quality product lines, customer and supplier relationships, and bring new and innovative ideas to market.

As for future acquisitions, we will continue to look for companies with high quality product lines, strong customer relationships, and solid management teams. Our goal is to increase our content per unit and capitalize on the opportunities to cross sell our products to our customer base.

On a final note, I would like to sincerely thank our customers, who we are privileged to serve, and also all of Patrick's team members whose hard work and dedication continue to support the Company's long-term strategic growth goals.

Thank you for your time today. This is the end of our prepared remarks. Now I would like to turn the call back over to Julie Ann for her closing remarks. Julie Ann.

Julie Ann Kotowski - *Patrick Industries - IR*

Thanks, Todd. On behalf of Todd and Andy, and all of our team members at Patrick Industries, I would like to thank you for listening to this call and for your continued interest in and support of our Company. A replay of today's call will be archived on Patrick's website, www.patrickind.com, under "Investor Relations." In addition, a transcript of this call will be filed with the Securities and Exchange Commission in a Form 8-K.

As in the past, analysts and investors who would like to speak further with either Andy Nemeth or myself, should feel free to contact either of us at the corporate office in Elkhart, Indiana. I will now turn the call over to our operator, Richard.

Operator

Thank you ladies and gentlemen. This concludes today's conference. Thank you for participating. You may now disconnect.

Editor

Company Disclaimer

This transcript contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors.

Potential factors that could impact results include - the impact of any economic downturns especially in the residential housing market, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, the ability to effectively manage the costs and the implementation of the new enterprise resource management system, the successful integration of acquisitions, stock price fluctuations, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes.

The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.